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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                      ANNOUNCES THIRD QUARTER 2006 EARNINGS


     MONESSEN, PA--October 30, 2006-- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced net income of $55,000 for the quarter ended September 30, 2006 compared to net loss of $116,000 for the quarter ended September 30, 2005. Net income for the nine months ended September 30, 2006 was $443,000 compared to net income of $403,000 for the nine months ended September 30, 2005. Basic and diluted earnings per share were $0.01 and $(0.02) for the quarters ended September 30, 2006 and 2005, respectively. Basic and diluted earnings per share for the nine months ended September 30, 2006 was $0.07. Earnings per share data for the nine months ended September 30, 2005 is not presented since the Company was wholly owned by FedFirst Financial MHC prior to the completion of its initial public offering on April 6, 2005.

THIRD QUARTER EARNINGS
----------------------

      Net interest income decreased $161,000, or 9.6%, to $1.5 million for the quarter ended September 30, 2006 from $1.7 million for the same period last year. Net interest rate spread and net interest margin were 1.83% and 2.36%, respectively, for the quarter ended September 30, 2006 compared to 2.07% and 2.49%, respectively, for the quarter ended September 30, 2005. Interest income remained comparable to the same period last year at $3.4 million. Interest expense increased $158,000 due to an increase in the cost of funds from promotional specials offered on certificates of deposit and replacement of maturing lower cost FHLB advances during the first three quarters of 2006.

      Noninterest income decreased $42,000 to $503,000 for the quarter ended September 30, 2006 compared to the same period in 2005. The decrease is primarily attributable to a decrease in fee and service charge income, which includes prepayment penalties on mortgage loans.

      Noninterest expense decreased to $1.9 million for the quarter ended September 30, 2006 compared to $2.3 million for the same period in 2005. Noninterest expense for the prior period included approximately $450,000 of expenses related to the Retirement Agreement entered into with the former President and CEO.

YEAR TO DATE EARNINGS
---------------------

      Net interest income totaled $4.6 million for the nine months ended September 30, 2006 compared to $4.8 million for the same period last year. Net interest spread and net interest margin were 1.92% and 2.42%, respectively for the nine months ended September 30, 2006 compared to 2.03% and 2.38%, respectively for the nine months ended September 30, 2005.

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      Noninterest income increased to $1.8 million for the nine months ended
September 30, 2006 compared to $1.7 million for the same period in 2005. The increase was primarily due to an overall increase of approximately $40,000 in insurance commissions, as well as gains of $33,000 and $26,000 related to the sale of real estate owned and the sale of a majority of the student loan portfolio, respectively. These increases were partially offset by a decrease in the amount of prepayment penalties received on mortgage loans.

      Noninterest expense decreased to $5.6 million for the nine months ended September 30, 2006 compared to $5.9 million for the same period in 2005. As noted above in the quarterly results, the prior period results include approximately $450,000 of expenses related to the Retirement Agreement entered into with the former President and CEO.

FINANCIAL CONDITION
-------------------

      Total assets were $283.6 million at September 30, 2006 compared to $276.1 million at December 31, 2005. The increase in total assets was primarily the result of an increase of $5.2 million in securities available-for-sale and an increase of $3.9 million in loans. We also experienced deposit growth of $17.8 million from year end which was primarily in short term certificates. The growth in deposits has allowed us to decrease our FHLB advances by $15.0 million. Mr. John G. Robinson, President and Chief Executive Officer of the Company, stated, "We are working very hard to strengthen our balance sheet by attracting and retaining deposit customers by offering very competitive rates and outstanding customer service. Our growth is attributable to the efforts of our employees who remain committed to the success of our Bank."

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

                                  * * * * *
      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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

                         FEDFIRST FINANCIAL CORPORATION
                   SELECTED FINANCIAL INFORMATION (Unaudited)


(In thousands, except share and per share data)      SEPTEMBER 30,     DECEMBER 31,
                                                         2006              2005
                                                     -------------     ------------
SELECTED FINANCIAL CONDITION DATA:

Total assets                                         $   283,609       $   276,176
Cash and cash equivalents                                  4,724             6,332
Securities available-for-sale                             83,126            77,947
Loans receivable, net                                    175,102           171,162
Deposits                                                 142,701           124,897
Federal Home Loan Bank advances                           87,094           102,404
Equity                                               $    46,176       $    45,400



                                             THREE MONTHS ENDED                NINE MONTHS ENDED
                                                SEPTEMBER 30,                     SEPTEMBER 30,
                                              2006           2005             2006           2005
                                         ------------    -----------       -----------    ---------
Selected Operations Data:
Total interest income                     $    3,438      $    3,441       $   10,160     $  10,046
Total interest expense                         1,925           1,767            5,511         5,272
                                          ----------      ----------       ----------     ---------
Net interest income                            1,513           1,674            4,649         4,774
Provision for loan losses                         29              25               69            50
                                          ----------      ----------       ----------     ---------
Net interest income after provision
   for loan losses                             1,484           1,649            4,580         4,724
Noninterest income                               503             545            1,770         1,732
Noninterest expense                            1,887           2,337            5,627         5,881
Minority interest in net income of
  consolidated subsidiary                         10               6               47            45
                                          ----------      ----------       ----------     ---------
Income (loss) before income tax (benefit)         90            (149)             676           530
Income tax (benefit)                              35             (33)             233           127
                                          ----------      ----------       ----------     ---------
Net income (loss)                         $       55      $     (116)      $      443     $     403
                                          ==========      ==========       ==========     =========
Earnings per share - basic and diluted    $     0.01      $    (0.02)      $     0.07     $     N/A
Weighted average shares
  outstanding - basic                      6,381,371       6,361,930        6,377,051           N/A
Weighted average shares
  outstanding - diluted                    6,430,545       6,424,826        6,376,501           N/A


                                              THREE MONTHS ENDED            NINE MONTHS ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,
                                              2006           2005             2006           2005
                                         ------------    -----------       -----------    ---------
Selected Financial Ratios(1):
Return on average assets                     0.08 %         (0.16)%           0.22 %         0.19 %
Return on average equity                     0.48           (0.98)            1.29           1.44
Average interest-earning assets to
  average interest-bearing liabilites      117.78          116.25           117.39         113.39
Average equity to to average assets         16.81           16.59            16.92          13.21
Interest rate spread                         1.83            2.07             1.92           2.03
Net interest margin                          2.36 %          2.49 %           2.42 %         2.38 %


                                                      PERIOD ENDED
                                            SEPTEMBER 30,        DECEMBER 31,
                                               2005                  2004
                                           -------------        ------------
Allowance for loan losses to total loans       0.48 %               0.46 %
Allowance for loan losses to nonperforming
   loans                                     115.21               295.20
Nonperforming loans to total loans             0.42 %               0.16 %

(1) Three and nine months ended ratios are calculated on an annualized basis.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.